Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Financial Results

for Second Quarter FY08

Revenue of $142.8 million;

Net Income of $3.8 million;

Diluted EPS of $0.29;

Full Year Guidance Revised

RESTON, VA – July 29, 2008 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced financial results for its second quarter ended June 28, 2008. Revenue for the second quarter of fiscal year 2008 (FY08) increased 20 percent as compared to the second quarter of the prior year.  The Company’s results were driven by growth in high-priority Federal government assignments primarily with civilian agencies and the acquisition of LOGTEC, Inc. at the beginning of June 2007.

Second Quarter FY08 Financial Results

Revenue for the second quarter of FY08 was $142.8 million, an increase of 20 percent over second quarter FY07 revenue of $118.8 million.  Federal government contract revenue represented 99 percent of second quarter FY08 total revenue.

Income from operations for the second quarter of FY08 was $8.1 million.  Operating margin for the second quarter of FY08 was 5.7 percent.  Net income for the second quarter of FY08 was $3.8 million or $0.29 per diluted share.  Days Sales Outstanding (DSO) were 71 days at the end of the second quarter FY08.

Backlog as of June 28, 2008 was approximately $1.57 billion.  Funded backlog was $182 million.  Business highlights for the quarter include:

•                 Three new Enterprise Program Management contracts with the National Security Agency.  The total ceiling value over a 5-year period is $131 million with potential ceiling expansion of an additional $200 million.

•                 A new Indian Health Services Contract valued at $11 million over a 3-year period.

•                 Two prime Census Bureau contract orders valued at $14 million over a 3-year period.

First Half FY08 Financial Results

For the first half of FY08 ended June 28, 2008, revenue was $277.2 million, compared to $232.5 million for the first half of FY07.  Income from operations for the first half of FY08 was $15.6 million as compared to operating income of $19.0 million reported a year earlier.  Operating margin for the first half of FY08 was 5.6 percent as compared to 8.2 percent in the first half of FY07.  Net income for the first six months of FY08 was $7.3 million as compared to $9.8 million reported a year earlier.

– more –

As of June 28, 2008, SI International had a solid balance sheet with $14.4 million in cash, $101.8 million in debt, and $266.6 million of stockholders’ equity.

“Despite challenging market conditions, we accomplished several important objectives that will provide SI International with future growth.  We won a large and very strategic contract with an intelligence agency.  We expanded our pipeline of opportunities to a record level.  Our organic growth rate for the quarter returned to the double digits at 12 percent with our civilian organic growth rate at 28 percent,” said Brad Antle, SI International’s President and CEO.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the third and fourth quarters FY08 and revised guidance for full year 2008.  Guidance was revised to reflect greater than expected start-up costs associated with the Enterprise Program Management contracts and a significant reduction in volume with the Patent and Trademark Office contract.

	Q3 2008	Q4 2008	Full Year 2008
Revenue	$147 - $153 million	$147 - $152 million	$570 - $580 million
Net Income	$3.9 - $4.3 million	$4.2 - $4.8 million	$15.4 - $16.4 million
Diluted Earnings Per Share	$0.30 - $0.33	$0.33 - $0.38	$1.18 - $1.26
Diluted Share Equivalents	13.0 million	12.8 million	13.1 million

“We are pleased that our revenue performance in the back half of this year will be strong and will position us well for 2009” said Antle.  “At the same time, we have some profit issues that have led us to reduce earnings for the second half of the year.  We have a plan to resolve these issues in 2008.”

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, July 29, 2008. Participating in the conference call will be SI International’s President and CEO, Brad Antle, Executive Vice President and CFO, Ted Dunn, and Executive Vice President and Chief Marketing Officer, Leslee Belluchie.  A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com.  A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, July 29, 2008 at 12:00 PM ET through Tuesday, August 5, 2008 at 5:00 PM ET by calling 888-286-8010 and entering the conference passcode 57371365.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands except per share data; unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Revenue	$142,832	$118,794	$277,189	$232,494
Operating costs and expenses:
Cost of services	94,476	73,733	182,738	144,625
Selling, general and administrative	38,126	33,648	74,573	65,716
Depreciation and amortization	1,041	822	2,135	1,616
Amortization of intangible assets	1,075	769	2,190	1,517

Total operating expenses	134,718	108,972	261,636	213,474

Income from operations	8,114	9,822	15,553	19,020
Interest expense, net	1,637	1,572	3,358	2,969

Income before provision for income taxes	6,477	8,250	12,195	16,051
Provision for income taxes	2,652	3,226	4,939	6,293

Net income	$3,825	$5,024	$7,256	$9,758

Earnings per common share:
Basic net income per common share	$0.29	$0.39	$0.55	$0.75
Diluted net income per common share	$0.29	$0.38	$0.55	$0.74

Basic weighted-average shares outstanding	13,089	13,011	13,094	12,994

Diluted weighted-average shares outstanding	13,313	13,302	13,313	13,276

EBITDA (1)	$10,718	$11,726	$19,964	$22,669

Notes:	(1) EBITDA is defined as GAAP net income plus interest expense net, income taxes, depreciation and amortization, stock compensation, and amortization of intangible assets.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net income	$3,825	$5,024	$7,256	$9,758
Interest expense, net	1,637	1,572	3,358	2,969
Provision for income taxes	2,652	3,226	4,939	6,293
Depreciation and amortization	1,041	822	2,135	1,616
Stock compensation	488	313	876	516
Amortization of intangible assets	1,075	769	2,190	1,517
EBITDA	$10,718	$11,726	$19,964	$22,669

SI International, Inc.

Revenue Segmentation Data

(amounts in thousands; unaudited)

	Three Months ended
	June 28, 2008		June 30, 2007		Growth
	$	%	$	%	$	%
Core Federal government	141,737	99.2%	116,954	98.5%	24,783	21.2%
Commercial and other	1,095	0.8%	1,840	1.5%	(745)	(40.5)%
Total revenue	142,832	100.0%	118,794	100.0%	24,038	20.2%

Prime contracts	122,313	85.6%	93,194	78.5%	29,119	31.2%
Subcontract	20,519	14.4%	25,600	21.5%	(5,081)	(19.8)%
Total revenue	142,832	100.0%	118,794	100.0%	24,038	20.2%

Cost reimbursable	39,932	28.0%	34,561	29.1%	5,371	15.5%
Time and materials	49,250	34.5%	41,254	34.7%	7,996	19.4%
Fixed price	53,650	37.5%	42,979	36.2%	10,671	24.8%
Total revenue	142,832	100.0%	118,794	100.0%	24,038	20.2%

Department of Defense	60,759	42.5%	53,569	45.1%	7,190	13.4%
Federal civilian agencies	80,978	56.7%	63,385	53.4%	17,593	27.8%
Commercial entities	1,095	0.8%	1,840	1.5%	(745)	(40.5)%
Total revenue	142,832	100.0%	118,794	100.0%	24,038	20.2%

Major contracts:
C4I2TSR	18,934	13.3%	19,504	16.4%	(570)	(2.9)%
All Other	123,898	86.7%	99,290	83.6%	24,608	24.8%
Total revenue	142,832	100.0%	118,794	100.0%	24,038	20.2%

SI International, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share data; unaudited)

	June 28, 2008	December 29, 2007

Assets
Current assets:
Cash and cash equivalents	$14,433	$13,129
Accounts receivable, net	111,333	117,098
Other current assets	13,023	12,511
Total current assets	138,789	142,738
Property and equipment, net	14,686	15,080
Intangible assets, net	24,392	26,583
Other assets	11,613	11,572
Goodwill	265,474	265,474
Total assets	$454,954	$461,447
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$1,004
Note payable – line of credit	—	20,000
Accounts payable	20,286	26,000
Accrued expenses and other current liabilities	41,801	35,172
Total current liabilities	62,087	82,176
Long-term debt, net of current portion	101,750	93,261
Deferred income tax, net	14,160	14,241
Other long-term liabilities	10,374	11,066
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 13,110,542 and 13,087,164 shares issued and outstanding as of June 28, 2008 and December 29, 2007, respectively	131	131
Additional paid-in capital	189,641	188,308
Accumulated other comprehensive loss	(1,271)	(1,094)
Treasury stock – 109,264 shares held at June 28, 2008	(2,532)	—
Retained earnings	80,614	73,358
Total stockholders’ equity	266,583	260,703
Total liabilities and stockholders’ equity	$454,954	$461,447

SI International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands; unaudited)

	Six Months Ended
	June 28, 2008	June 30, 2007
Cash flows from operating activities:
Net income	$7,256	$9,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,135	1,616
Amortization of intangible assets	2,190	1,517
Stock-based compensation	876	516
Loss on disposal of fixed assets	—	39
Amortization of deferred financing costs	260	467
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	5,765	590
Other current assets	(472)	(635)
Other assets	594	(5,173)
Accounts payable and accrued expenses	175	621
Other long-term liabilities	(152)	1,536
Net cash provided by operating activities	18,627	10,852
Cash flows from investing activities:
Purchase of property and equipment	(1,741)	(3,770)
Proceeds from sale of marketable securities	—	43,250
Purchase of marketable securities	—	(43,250)
Former owner payable	—	(6,000)
Cash paid for business acquisitions, net of cash assumed	—	(60,162)
Net cash used in investing activities	(1,741)	(69,932)
Cash flows from financing activities:
Borrowings under line of credit	56,750	25,000
Repayments under line of credit	(35,000)	—
Proceeds from exercise of stock options	361	912
Income tax benefit for stock option exercises	97	142
Proceeds from long-term debt	60,000	25,000
Repayments of long-term debt	(94,265)	(377)
Repurchase of common stock	(2,532)	—
Payments of debt issuance costs	(935)	(108)
Repayments of capital lease obligations	(58)	(54)
Net cash (used in) provided by financing activities	(15,582)	50,515
Net change in cash and cash equivalents	1,304	(8,565)
Cash and cash equivalents, beginning of period	13,129	19,457
Cash and cash equivalents, end of period	$14,433	$10,892
Supplemental disclosures of cash flow information:
Cash payments for interest	$3,090	$2,875
Cash payments for income taxes	$4,853	$6,427

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